Exhibit 5.1

Osler, Hoskin & Harcourt s.e.n.c.r.l./s.r.l. 1000, rue De La Gauchetière Ouest bureau 2100 Montréal (Québec) Canada H3B 4W5 514.904.8100 téléphone 514.904.8101 télécopieur

Montréal

Toronto

Calgary

Ottawa

Vancouver

New York

March 13, 2025

Milestone Pharmaceuticals Inc.

1111 Dr. Frederik-Philips Boulevard, Suite 420

Montreal, Québec

H4M 2X6

Dear Sirs/Mesdames:

Re: Milestone Pharmaceuticals Inc. – Registration Statement on Form S-8

We have acted as Canadian counsel to Milestone Pharmaceuticals Inc. (the “Corporation”), a corporation governed by the Business Corporations Act (Québec), in connection with the registration of (i) an additional 2,134,159 common shares of the Corporation (the “EIP Shares”) issuable pursuant to the Corporation’s 2019 equity incentive plan (the “2019 Plan”), and (ii) an additional 484,837 common shares of the Corporation (the “ESPP Shares” and, together with the EIP Shares, the “Shares”) issuable pursuant to the Corporation’s 2019 employee share purchase plan (the “ESPP” and, together with the 2019 Plan, the “Plans”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of the Shares.

We have examined the Registration Statement, the Plans and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Québec and this opinion is rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

On the basis of the foregoing, we are of the opinion that, when the Shares shall have been issued and sold pursuant to the terms of the Plans and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP